Exhibit 4.1
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES J CONVERTIBLE PREFERRED STOCK
OF
SPHERIX INCORPORATED

The undersigned, Chief Executive Officer of Spherix Incorporated, a Delaware Company (the “Company”), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Company by unanimous written consent on May 28, 2014:

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Amended and Restated Certificate of InCompany of the Company, to provide by resolution or resolutions for the issuance of fifty million (50,000,000) shares of Preferred Stock, par value $0.0001 per share, of the Company, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Company’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED:

Section 1.Designation and Authorized Shares.  The Company shall be authorized to issue 20,000,000  shares of Series J Preferred Stock, par value $0.0001 per share (the “Series J Preferred Stock”).

Section 2.Stated Value.  Each share of Series J Preferred Stock shall have a stated value of $0.0001 per share (the “Stated Value”).

Section 3.Liquidation.

(a)Upon the liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, each holder of Series J Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Company legally available therefor, a preferential amount in cash equal to the greater of (i) the Stated Value or (ii) the amount the holder would receive as a holder of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), if such holder had converted the Series J Preferred Stock immediately prior to such liquidation, dissolution or winding up (without regard to any limitations on conversion or beneficial ownership herein or elsewhere).  All preferential amounts to be paid to the holders of Series J Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Company to the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series J Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Company’s Common Stock.  If upon any such distribution the assets of the Company shall be insufficient to pay the holders of the outstanding shares of Series J Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the  Series J Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Company) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

(b)Any distribution in connection with the liquidation, dissolution or winding up of the Company, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible.  Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Company.

            Section 4. Voting.  Except as otherwise expressly required by law, each holder of Series J Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Company and shall be entitled to the number of votes for each share of Series J Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, equal to 67.3% of the number of shares of Common Stock such shares of Series J Preferred Stock are convertible into at such time, but not in excess of the conversion limitations set forth in Section 5 herein. Except as otherwise required by law, the holders of shares of Series J Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

Section 5.Conversion.

(a)Conversion Right. Each holder of Series J Preferred Stock may, from time to time, convert any or all of such holder’s shares of Series J Preferred Stock into fully paid and non-assessable shares of Common Stock in an amount equal to one (1) share of the Company’s Common Stock for each one (1) share of Series J Preferred Stock surrendered, subject to the limitations set forth in this Section 5.

(b) Conversion Procedure. In order to exercise the conversion privilege under this Section 5, the holder of any shares of Series J Preferred Stock to be converted shall give written notice to the Company at its principal office that such holder elects to convert such shares of Series J Preferred Stock or a specified portion thereof into shares of Common Stock as set forth in such notice (the “Conversion Notice”, and such date of delivery of the Conversion Notice to the Company, the “Conversion Notice Delivery Date”).  The holder shall not be required to deliver the original certificate representing the Series J Preferred Stock (the “Series J Certificate”) in order to effect a conversion hereunder.  Execution and delivery of the Conversion Notice with respect to less than all of the shares of Common Stock issuable upon conversion of the Series J Preferred Stock shall have the same effect as cancellation of the original Series J Certificate and issuance of a new Series J Certificate evidencing the ownership of the remaining number of Series J Preferred Stock.  On or before the first (1st) Trading Day following the date on which the Company has received a Conversion Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of such Conversion Notice to the holder and the Company’s transfer agent (the "Transfer Agent").  On or before the third (3rd) Trading Day following the date on which the Company has received such Conversion Notice (the “Share Delivery Date”), the Company shall, (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder is entitled pursuant to such conversion to the holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Conversion Notice, a certificate, registered in the Company’s share register in the name of the holder or its designee, for the number of shares of Common Stock to which the holder is entitled pursuant to such conversion.  Upon delivery of the Conversion Notice, the holder shall be deemed for all corporate purposes to have become the holder of record of the shares of Common Stock with respect to which the shares of Series J Preferred Stock have been converted, irrespective of the date such shares of Common Stock are credited to the holder’s DTC account or the date of delivery of the certificates evidencing such shares of Common Stock, as the case may be.  If a Series J Certificate is submitted in connection with any conversion and the number of shares of Series J Preferred Stock represented by such certificate submitted for conversion is greater than the number of shares of Series J Preferred Stock being converted, then the Company shall as soon as practicable and in no event by no later than three (3) Trading Days after any conversion and at its own expense, issue a new Series J Certificate representing the number of shares of Series J Preferred Stock held by the holder immediately prior to submitting the Conversion Notice, less the number of shares of Series J Preferred Stock being converted..  The Company shall pay any and all transfer taxes which may be payable with respect to the issuance and delivery of shares of Common Stock upon conversion of the Series J Preferred Stock.  For purposes of this Certificate of Designation, (i) a “Trading Day” means (A) a day on which the Common Stock is traded on a Trading Market (as defined below), or (B) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded on the over the counter market, as reported by the OTC Bulletin Board (the “Bulletin Board”), or (C) if the Common Stock is not quoted on the Bulletin Board, a day on which prices for the Common Stock are reported on the OTCQB published by OTC Market Group, LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed, quoted or reported as set forth in (A), (B) and (C) hereof, then Trading Day shall mean a business day and (ii) “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange or the NYSE MKT, LLC.

(c)           Maximum Conversion.

(i)
Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of shares of Series J Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) more than 9.99% of all of the Common Stock outstanding at such time (the “9.99% Beneficial Ownership Limitation”).

(ii)
By written notice to the Company, a holder of Series J Preferred Stock may from time to time decrease the 9.99% Beneficial Ownership Limitation to any other percentage specified in such notice; provided however, that the Company acknowledges that, notwithstanding the foregoing, as of the date hereof, some holders of Series J Preferred Stock have elected to have the 9.99% Beneficial Ownership Limitation to initially be 4.99%.

(iii)
For purposes of this Section 5, in determining the number of outstanding shares of Common Stock, a holder of Series J Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q,  Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of a holder of Series J Preferred Stock, the Company shall within one (1) business day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including shares of Series J Preferred Stock, held by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported, which in any event are convertible or exercisable, as the case may be, into shares of the Company’s Common Stock within 60 days’ of such calculation and which are not subject to a limitation on conversion or exercise analogous to the limitation contained herein.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(d) Buy-In.  If, by the Share Delivery Date, the Company fails for any reason to deliver the shares of Common Stock issuable upon conversion of the Series J Preferred Stock, as set forth in the Conversion Notice, and after such Share Delivery Date, the converting holder purchases, in an arm’s length open market transaction or otherwise, shares of Common Stock (the “Covering Shares”) in order to make delivery in satisfaction of a sale of Common Stock by the converting holder (the “Sold Shares”), which delivery such converting holder reasonably anticipated to make using the shares to be issued upon such conversion (a “Buy-In”), the converting holder shall have the right to require the Company to pay to the converting holder the Buy-In Adjustment Amount.  The Company shall pay the Buy-In Adjustment Amount to the converting holder in immediately available funds immediately upon demand by the converting holder. For purposes of this Certificate of Designation, the term “Buy-In Adjustment Amount” means the amount equal to the excess, if any, of (i) the converting holder’s total purchase price (including brokerage commissions, if any) for the Covering Shares associated with a Buy-In, over (ii) the net proceeds (after brokerage commissions, if any) received by the converting holder from the sale of the Sold Shares.  By way of illustration and not in limitation of the foregoing, if the converting holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In, with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the converting holder will be $1,000.

Section 6.Other Provisions.

(a)Reservation of Common Stock.  The Company shall at all times reserve from its authorized Common Stock a sufficient number of shares of Common Stock to provide for conversion of all Series J Preferred Stock from time to time outstanding.

(b)Record Holders.  The Company and its transfer agent, if any, for the Series J Preferred Stock may deem and treat the record holder of any shares of Series J Preferred Stock as reflected on the books and records of the Company as the sole true and lawful owner thereof for all purposes, and neither the Company nor any such transfer agent shall be affected by any notice to the contrary.  Upon request, the Company will provide the total number of issued and outstanding shares of Series J Preferred Stock to any holder thereof.

Section 7. Restriction and Limitations.  Except as expressly provided herein or as required by law so long as any shares of Series J Preferred Stock remain outstanding, the Company shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series J Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series J Preferred Stock.

Section 8.Certain Adjustments.

(a)Stock Dividends and Stock Splits.  If the Company, at any time while the Series J Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to the Series J Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, each share of Series J Preferred Stock shall receive such consideration as if such number of shares of Series J Preferred had been, immediately prior to such foregoing dividend, distribution, subdivision, combination or reclassification, the holder of the number of shares of Common Stock into which it could convert at such time; provided, however, to the extent that a holder’s right to participate in any such dividend, distribution, subdivision, combination or reclassification would result in the holder exceeding the Maximum Percentage, if applicable, then the holder shall not be entitled to participate in such dividend, distribution, subdivision, combination or reclassification to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such dividend, distribution, subdivision, combination or reclassification to such extent) and the portion of such dividend, distribution, subdivision, combination or reclassification shall be held in abeyance for the benefit of the holder until such time, if ever, as its right thereto would not result in the holder exceeding the Maximum Percentage, at which time such holder shall be delivered such dividend, distribution, subdivision, combination or reclassification  to the extent as if there had been no such limitation).  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)Fundamental Transaction. If, at any time while the Series J Preferred Stock is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another association, Company, individual, partnership, limited liability company, trust or any other entity or organization (each, a “Person”), (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Company consummates a transaction pursuant to which another Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by all of the Common Stock outstanding at such time, or (E) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series J Preferred Stock, each holder of Series J Preferred Stock shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of such shares of Common Stock (without regard to any limitations on conversion herein or elsewhere); provided, however, to the extent that a holder’s right to receive securities of the Successor Entity would result in the holder exceeding the Maximum Percentage, if applicable, then the holder shall not be entitled to receive such shares to such extent (or to beneficially own any shares of common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for the benefit of the holder until such time, if ever, as its right thereto would not result in the holder exceeding the Maximum Percentage, at which time such holder shall be delivered such shares to the extent as if there had been no such limitation).  The provisions of this Section 8(b) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series J Preferred Stock.

For purposes of this Certificate of Designation, “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange, the NYSE MKT, LLC, the OTCBB or the OTCQB (each, an “Eligible Market”), Successor Entity shall mean such entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on the Eligible Market, or, if there is more than one such Person, the Person with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

Section 9.Equal Treatment of Holders.  No consideration (including any modification of this Certificate of Designation or related transaction document) shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of this Certificate of Designation or related transaction document unless the same consideration is also offered to all of holders of the outstanding shares of Series [J] Preferred Stock.  For clarification purposes, this provision constitutes a separate right granted to each holder by the Company and negotiated separately by each holder, and is intended for the Company to treat all holders of the Series J Preferred Stock as a class and shall not in any way be construed as such holders acting in concert or as a group with respect to the purchase, disposition or voting of the Series J Preferred Stock or otherwise

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 28th day of May, 2014.

By:   Anthony Hayes_______________________
Name:   Anthony Hayes
                                                                                                      Title: Chief Executive Officer